Exhibit 99.1

McClatchy Reports Third Quarter 2016 Results

- Digital-only advertising revenues grew 15.2%

- Operating expenses declined 4% and adjusted operating expenses declined 5.2%

- Average monthly unique visitors grew 43.3%, local unique visitors up 15.6%

- Launched excelerate™, a new enterprise wide digital marketing agency

- Revenue categories other than print newspaper advertising grew to 72% of total revenues

SACRAMENTO, Calif., Oct. 20, 2016 /PRNewswire/ -- McClatchy (NYSE-MNI) today reported a net loss in the third quarter of 2016 of $9.8 million, or $1.30 per share. In the third quarter of 2015, the company reported a net loss of $1.1 million, or $0.15 per share. Per share amounts reflect the company's 1 for 10 reverse stock split that became effective in June 2016.

The company reported an adjusted net loss in the third quarter of 2016 of $2.1 million. In the third quarter of 2015 the company reported adjusted net income of $3.2 million.

Pat Talamantes, McClatchy's president and CEO, said, "Ad revenue trends were relatively stable compared to the first half of 2016 and audience revenues grew. In short, we remain diligent in identifying ways to improve total revenue trends while reorganizing our business to reduce legacy costs and propel our digital transformation.

"On August 30th we announced the launch of our new digital advertising agency, excelerate™ (exceleratedigital.com), a full-service agency designed to offer advertising clients marketing solutions that drive results. Just as the news landscape has evolved, so have the needs of our advertisers, and we are evolving with those needs. We have also strengthened our advertising solutions with partnerships in Nucleus (nucleusmarketing.com) and the Local Media Consortium, and continue to provide digital reach beyond our markets to advertisers who seek larger inventories. These offerings set us up nicely in the years ahead to succeed in the digital advertising space.

"We remain confident in our advertising sales force reinvention and our focus on a digital news strategy. We have created strong digital teams and tools, including greater use of video. Not coincidently, our total unique visitors are up 43.3% in the third quarter of 2016 versus the same period last year while local unique visitors grew 15.6% over the same period. More visitors not only means an increased interest in our content, but additional advertising opportunities for our sales teams."

Third Quarter Results

Total revenues in the third quarter of 2016 were $234.7 million, down 6.6% compared to the third quarter of 2015, an improvement of one-percentage point when compared to the results reported for the second quarter of 2016. Total advertising revenues were $133.2 million, down 11.1% in the third quarter of 2016 compared to the third quarter of 2015, consistent with the decline in the second quarter of 2016. The declines in advertising revenues largely reflect softness in traditional print advertising and direct marketing.

Digital-only advertising revenues grew 15.2% in the third quarter of 2016 and total digital advertising revenues were up 4.9% compared to the same quarter last year.

Audience revenues were $91.0 million, up 1.9% in the third quarter compared to the same period in 2015. Digital-only audience revenues were up 10.7%, and the number of digital-only subscribers ended the quarter at 80,300, representing an increase of 3.3% from the third quarter of 2015.

Average total unique and local unique visitors to the company's online products grew to 60.2 million and 14.4 million, respectively, in the third quarter of 2016. These results represented growth of 43.3% in total unique visitors and 15.6% in local unique visitors in the third quarter of 2016 compared to the same quarter last year. Mobile users represented 56.7% of average total unique visitors in the third quarter of 2016 compared to 54.9% in the third quarter of 2015.

Revenues exclusive of print newspaper advertising accounted for 72.0% of total revenues in the third quarter of 2016, an increase from 68.0% in the third quarter of 2015.

Results in the third quarter of 2016 included the following items:

  Severance charges totaling $4.7 million ($2.9 million after-tax);
  Conversion costs related to co-sourcing information technology operations totaling $4.6 million ($2.9 million after-tax);
  Costs associated with reorganizing sales and other operations totaling $2.1 million ($1.3 million after-tax).
  A $0.3 million non-cash impairment on property held for sale ($0.2 million after-tax);
  Accelerated depreciation charges totaling $0.3 million ($0.2 million after-tax); and
  Charges associated with relocations of certain operations totaling $0.3 million ($0.2 after-tax).

Adjusted net loss, which excludes the items above, was $2.1 million. Adjusted EBITDA (formerly referred to as operating cash flow) was $34.1 million in the third quarter of 2016, down 14.0% compared to the third quarter last year. Operating expenses were down 4% while adjusted operating expenses (formerly referred to as cash expenses), which exclude non-cash and other non-operating charges, were down 5.2% in the third quarter of 2016 compared to the same quarter last year. (A discussion of our non-GAAP measures and a reconciliation to the comparable GAAP measure are provided below.)

First Nine Months Results

Total revenues for the first nine months of 2016 were $714.9 million, down 7.2% compared to the first nine months of 2015. Advertising revenues were $410.4 million, down 10.7% compared to the first nine months of last year. Softness in print advertising negatively impacted traditional newspaper and direct marketing advertising revenues, while digital advertising revenues grew 4.5%. Digital-only advertising was up 16.3% through the first nine months of 2016 compared to the same period last year.

The company reported a net loss for the first nine months of 2016 of $37.3 million, or $4.77 per share, compared to a net loss for the first nine months of 2015 of $309.0 million or $35.40 a share, which included a non-cash impairment charge to goodwill and other intangible assets of $300.4 million.

Results for the first nine months of 2016 included the following items:

  Severance charges totaling $13.4 million ($8.2 million after-tax);
  Accelerated depreciation charges totaling $6.9 million ($4.2 million after-tax);
  Conversion costs related to co-sourcing information technology operations totaling $10.2 million ($6.5 million after-tax);
  Costs associated with reorganizing sales and other operations totaling $6.0 million ($3.7 million after-tax).
  Charges associated with relocations of certain operations totaling $5.8 million ($3.6 after-tax);
  A gain on the extinguishment of debt totaling $1.5 million ($1.0 million after-tax);
  Non-cash charges totaling $1.4 million related to the sale of the Charlotte Observer's building and land by the company's pension plan and assets held for sale ($0.9 million after tax);
  Non-cash charges related to a write-down of an equity investment totaling $0.9 million ($0.6 million after-tax);
  Net decrease in taxes totaling $0.9 million for adjustments of certain deferred tax credits related to tax positions taken in prior years.

Adjusted net loss for the first nine months of 2016, excluding the items above, was $11.5 million. Adjusted EBITDA was $99.1 million for the first nine months of 2016, down 8.5% compared to the first nine months of 2015. Operating expenses have declined 31.4%, mainly due to non-cash impairments charges recorded in the second quarter of 2015, while adjusted operating expenses were down 7.0% in the first nine months of 2016 compared to the same period last year.

Other Third Quarter Business and Highlights

In the third quarter, the company completed the sale of the Wichita Eagle headquarters and is currently discussing sale terms under nonbinding letters of intent with potential buyers for Sacramento, CA and Columbia, SC land and buildings. The company also continues to consider indications of interest for the Kansas City, MO property, where, based on the local commercial real estate market, it has lowered the asking price and the related rents associated with a sale-leaseback for the property. There is no assurance that the company will proceed with a sale in Kansas City if it does not see what it considers to be a fair price in the near term.

One of McClatchy's larger and longest held investments has been in CareerBuilder (CB). CB has been a valuable investment for the company and McClatchy management is supportive of the decision made by its co-owners to review strategic alternatives for this asset.

Debt at the end of the third quarter of 2016 was $906.5 million. The company finished the quarter with $23.2 million in cash, resulting in net debt of $883.3 million. During the third quarter of 2016, capital expenditures were $2.1 million, and $10.5 million for the first nine months of 2016. The leverage ratio at the end of the third quarter in the company's credit agreement was 5.30 times cash flow (as defined) compared to a maximum leverage covenant of 6.0 times cash flow. The company expects its current deleveraging strategies to reduce this ratio over the course of the next year.

During the third quarter of 2016, the company repurchased approximately 89,000 shares of Class A Common stock at a weighted average price of $16.08 per share under its share repurchase program. Under the program, the company has repurchased a total of approximately 1.3 million shares (reflects the effect of the reverse stock split) through the third quarter of 2016, using $15.6 million of the $20 million total authorized repurchase program.

Outlook

The company reaffirms the guidance previously provided for all of 2016. Digital-only advertising revenue is expected to grow at a double-digit rate in 2016. While the company remains committed to communicating the value of print advertising, the declining trends in direct marketing and print advertising are not anticipated to subside in the fourth quarter. Management expects print advertising revenues to continue to become a smaller portion of advertising and total revenues.

Audience revenues are expected to be relatively flat for all of 2016. Management will be vigilant in reducing legacy costs and finding efficiencies and expects adjusted operating expenses to decline in the fourth quarter. Management will also remain focused on growing digital revenues, stabilizing adjusted EBITDA, reducing debt and interest costs and creating shareholder value.

The company's statistical report, which summarizes revenue performance for the third quarter and first nine months of 2016, is attached.

Non-GAAP Operating Performance Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States ("GAAP") included in this press release, the company has presented non-GAAP operating performance measures such as adjusted EBITDA (formerly referred to as operating cash flow), adjusted EBITDA margin, adjusted net income (loss), and adjusted operating expenses (formerly referred to as cash expenses). Adjusted EBITDA is defined as net income (loss) plus interest, taxes, depreciation and amortization, non-operating income and expenses, severance charges associated with changes in our operations, equity income in unconsolidated companies, net, and certain other charges as outlined in the non-GAAP reconciliation schedule accompanying this release. Adjusted EBITDA margin is defined as adjusted EBITDA divided by total net revenues. Adjusted net income (loss) is defined as net income (loss) excluding amounts for a gain on the sale of an equity investment, goodwill and other intangible asset impairment, impairment charges related to equity investments, gain on extinguishment of debt, severance charges, accelerated depreciation on equipment, real estate related charges, reversal of interest on tax items and certain discrete tax items, and certain other charges as outlined in the non-GAAP reconciliation schedule accompanying this release. The tax impact of these non-GAAP adjustments is calculated using the federal statutory rate of 35% plus the net state rate for the jurisdictions in which the subsidiaries file tax returns and ranges from 1.6% to 8.1%. Adjusted operating expenses is defined as operating expenses less non-cash charges, charges not directly related to operations, and unique or non-recurring transactions. These non-GAAP operating performance measures are reconciled to GAAP measures in the attached schedule. Management believes these non-GAAP measures, when read in conjunction with the company's GAAP financials, including the corresponding GAAP measures, provide useful information to investors by offering supplemental information that enables investors to:

  make more meaningful period-to-period comparisons of the company's ongoing operating results. Management believes variances in the excluded line items are not reflective of the underlying business operations of the company or trends in the company's markets or industry;
  better identify trends in the company's underlying business;
  better understand how management plans and measures the company's underlying business;
  more easily compare operating results to those of our peers; and
  more directly compare the company's operating results against investor and analyst financial models.

These non-GAAP operating performance measures should not be considered a substitute or an alternative to these computations calculated in accordance with and required by GAAP. Also, McClatchy's non-GAAP operating performance measures may not be comparable to similarly titled measures presented by other companies.

Conference Call Information

At noon Eastern time today, McClatchy will review its results in a conference call (877-278-1205, pass code 46060860) and webcast (www.mcclatchy.com). The webcast will be archived at McClatchy's website.

About McClatchy

McClatchy is a 21st century news and information leader, publisher of iconic brands such as the Miami Herald, The Kansas City Star, The Sacramento Bee, The Charlotte Observer, The (Raleigh) News and Observer, and the (Fort Worth) Star-Telegram. McClatchy operates media companies in 28 U.S. markets in 14 states, providing each of its communities with high-quality news and advertising services in a wide array of digital and print formats. McClatchy is headquartered in Sacramento, Calif., and listed on the New York Stock Exchange under the symbol MNI.

Additional Information

Statements in this press release regarding future financial and operating results, including our strategies for success and their effects, our real estate monetization efforts, the future of CB, revenues, and management's efforts with respect to cost reduction efforts and efficiencies, cash expenses, revenues, adjusted EBITDA, debt levels, interest costs and creation of shareholder value as well as future opportunities for the company and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt or meet debt covenants as expected; we may not be successful in the reducing debt whether through tenders offers, open market repurchase programs or other negotiated transactions; transactions, including sales of real estate properties or transactions related to strategic alternatives for its investments, may not close as anticipated or result in cash distributions in the amount or timing anticipated; McClatchy may not successfully implement audience strategies designed to increase audience revenues and may experience decreased audience volumes or subscriptions; McClatchy may experience diminished revenues from retail, classified, national and direct marketing advertising; McClatchy may not achieve its expense reduction targets including efforts related to legacy expense initiatives or may do harm to its operations in attempting to achieve such targets; McClatchy's operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; increases in the cost of newsprint; bankruptcies or financial strain of its major advertising customers; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels, including changes in postal rates or agreements; changes in interest rates; changes in pension assets and liabilities; changes in factors that impact pension contribution requirements, including, without limitation, the value of the company-owned real property that McClatchy has contributed to its pension plan; increased consolidation among major retailers in our markets or other events depressing the level of advertising; our inability to negotiate and obtain favorable terms under collective bargaining agreements with unions; competitive action by other companies; an inability to fully implement and execute its share repurchase plan; and other factors, many of which are beyond our control; as well as the other risks detailed from time to time in the company's publicly filed documents, including the company's Annual Report on Form 10-K for the year ended Dec. 27, 2015, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

THE MCCLATCHY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; In thousands, except per share amounts)

	Quarter Ended		Nine Months Ended
	September 25,	September 27,	September 25,	September 27,
	2016	2015	2016	2015
REVENUES - NET:
Advertising	$ 133,212	$ 149,860	$ 410,368	$ 459,627
Audience	91,022	89,310	272,163	273,361
Other	10,467	12,041	32,383	37,761
	234,701	251,211	714,914	770,749
OPERATING EXPENSES:
Compensation	95,045	95,015	296,056	302,778
Newsprint, supplements and printing expenses	19,320	22,583	57,917	71,882
Depreciation and amortization	20,559	27,295	69,551	75,892
Other operating expenses	97,912	97,929	298,265	301,503
Goodwill and other asset impairments	330	-	330	300,429
	233,166	242,822	722,119	1,052,484

OPERATING INCOME (LOSS)	1,535	8,389	(7,205)	(281,735)

NON-OPERATING (EXPENSES) INCOME:
Interest expense	(20,953)	(21,230)	(62,423)	(65,740)
Interest income	110	64	318	197
Equity income in unconsolidated companies, net	3,632	5,158	9,745	13,701
Gains related to equity investments	-	-	-	8,093
Gain (loss) on extinguishment of debt, net	-	1,632	1,535	749
Other - net	(13)	(44)	20	(292)
	(17,224)	(14,420)	(50,805)	(43,292)

Loss before income taxes	(15,689)	(6,031)	(58,010)	(325,027)
Income tax benefit	(5,885)	(4,882)	(20,731)	(16,035)
NET LOSS	$ (9,804)	$ (1,149)	$ (37,279)	$ (308,992)

Net loss per common share:
Basic	$ (1.30)	$ (0.15)	$ (4.77)	$ (35.40)
Diluted	$ (1.30)	$ (0.15)	$ (4.77)	$ (35.40)

Weighted average number of common shares used to calculate basic and diluted earnings per share:
Basic	7,614	8,717	7,809	8,728
Diluted	7,614	8,717	7,809	8,728

THE McCLATCHY COMPANY
Reconciliation of GAAP Measures to Non-GAAP Amounts
(In thousands)

Reconciliation of Net Loss to Adjusted EBITDA

	Quarters Ended		Nine Months Ended
	September 25,	September 27,	September 25,	September 27,
	2016	2015	2016	2015

NET LOSS	$ (9,804)	$ (1,149)	$ (37,279)	$ (308,992)

Income tax benefit	(5,885)	(4,882)	(20,731)	(16,035)
Interest expense	20,953	21,230	62,423	65,740
Depreciation and amortization	20,559	27,295	69,551	75,892

EBITDA	25,823	42,494	73,964	(183,395)

Severance charges	4,746	2,554	13,398	10,686
Equity income in unconsolidated companies, net	(3,632)	(5,158)	(9,745)	(13,701)
Charges associated with relocations of certain operations	274	108	6,896	392
Technology conversion costs related to co-sourcing a majority
of information technology operations	4,576	-	10,218	-
Costs associated with reorganizing sales and other operations	2,070	1,304	5,948	2,697
Goodwill and other asset impairment charges	330	-	330	300,429
Other non-operating, net	(97)	(1,652)	(1,873)	(8,747)
Adjusted EBITDA	$ 34,090	$ 39,650	$ 99,136	$ 108,361

Adjusted EBITDA Margin	14.5%	15.8%	13.9%	14.1%

Reconciliation of Net Loss to Adjusted Net Income (Loss)

NET LOSS	$ (9,804)	$ (1,149)	$ (37,279)	$ (308,992)

Add back certain items:
Gain on extinguishment of debt	-	(1,632)	(1,535)	(749)
Impairment charges related to equity investments	-	-	901	-
Intangible asset impairment charges	330	-	330	300,429
Gain on sale of equity investments	-	-	-	(8,093)
Severance charges	4,746	2,554	13,398	10,686
Accelerated depreciation on equipment	293	4,894	6,935	6,659
Loss on pension plan asset sale	-	-	1,112	-
Charges associated with relocations of certain operations	274	108	5,784	392
Technology conversion costs related to co-sourcing a majority
of information technology operations	4,576	-	10,218	-
Costs associated with reorganizing sales and other operations	2,070	1,304	5,948	2,697
Other	-	17	-	22
Certain discrete tax items	-	-	(897)	-
Less: Tax effect of adjustments	(4,626)	(2,895)	(16,429)	(8,467)
Adjusted net income (loss) (1)	$ (2,141)	$ 3,201	$ (11,514)	$ (5,416)

(1) The tax impact of these non-GAAP adjustments is calculated using the federal statutory rate of 35% plus the net state rate for the jurisdictions in which the subsidiaries file tax returns and ranges from 1.6% to 8.1%.

Reconciliation of Operating Expenses to Adjusted Operating Expenses

OPERATING EXPENSES:	$ 233,166	$ 242,822	$ 722,119	$ 1,052,484
Add back:
Depreciation and amortization	20,559	27,295	69,551	75,892
Goodwill and other asset impairments	330	-	330	300,429
Severance charges	4,746	2,554	13,398	10,686
Charges associated with relocations of certain operations	274	108	6,896	392
Technology conversion costs related to co-sourcing a majority
of information technology operations	4,576	-	10,218	-
Costs associated with reorganizing sales and other operations	2,070	1,304	5,948	2,697
Adjusted operating expenses	$ 200,611	$ 211,561	$ 615,778	$ 662,388

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)

	Quarter 3
	Combined			Print			Digital

Revenues - Net:	2016	2015	% Change	2016	2015	% Change	2016	2015	% Change

Advertising
Retail	$64,613	$71,511	-9.6%	$42,609	$51,876	-17.9%	$22,004	$19,635	12.1%
National	10,277	11,186	-8.1%	4,264	5,940	-28.2%	6,013	5,246	14.6%
Classified Total	33,844	38,571	-12.3%	18,750	22,369	-16.2%	15,094	16,202	-6.8%
Automotive	7,955	9,804	-18.9%	2,310	3,816	-39.5%	5,644	5,988	-5.7%
Real Estate	5,815	6,536	-11.0%	3,125	3,880	-19.5%	2,691	2,656	1.3%
Employment	5,694	7,753	-26.6%	2,404	3,608	-33.4%	3,290	4,145	-20.6%
Other	14,380	14,478	-0.7%	10,911	11,064	-1.4%	3,468	3,414	1.6%
Direct Marketing	24,282	28,398	-14.5%	24,282	28,398	-14.5%
Other Advertising	196	194	1.0%	196	194	1.0%
Total Advertising	$133,212	$149,860	-11.1%	$90,101	$108,777	-17.2%	$43,111	$41,083	4.9%

Memo: Digital-only							$30,828	$26,762	15.2%

Audience	91,022	89,310	1.9%	66,112	64,317	2.8%	24,911	24,993	-0.3%
Other	10,467	12,041	-13.1%
Total Revenues	$234,701	$251,211	-6.6%

Advertising Statistics for Dailies:
Full Run ROP Linage				3,012.5	3,203.5	-6.0%

Millions of Preprints Distributed				634.1	755.4	-16.1%

Audience:
Daily Average Total Circulation*				1,360.4	1,517.3	-10.3%
Sunday Average Total Circulation*				2,087.2	2,327.5	-10.3%
Average Monthly Unique Visitors							60,229.5	42,035.6	43.3%

Columns may not add due to rounding

* Reflects total average circulation based upon number of days in the period. Does not reflect AAM reported figures.

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)

	September Year-to-Date
	Combined			Print			Digital

Revenues - Net:	2016	2015	% Change	2016	2015	% Change	2016	2015	% Change

Advertising
Retail	$199,911	$225,585	-11.4%	$136,025	$166,193	-18.2%	$63,886	$59,393	7.6%
National	30,659	31,838	-3.7%	13,942	18,264	-23.7%	16,717	13,574	23.2%
Classified Total	105,407	117,437	-10.2%	59,471	69,283	-14.2%	45,936	48,154	-4.6%
Automotive	24,581	28,319	-13.2%	7,639	11,824	-35.4%	16,942	16,495	2.7%
Real Estate	18,559	20,554	-9.7%	10,355	12,437	-16.7%	8,204	8,117	1.1%
Employment	18,383	23,796	-22.7%	8,237	10,955	-24.8%	10,146	12,842	-21.0%
Other	43,884	44,768	-2.0%	33,239	34,068	-2.4%	10,645	10,700	-0.5%
Direct Marketing	73,742	84,075	-12.3%	73,742	84,075	-12.3%
Other Advertising	649	692	-6.2%	649	692	-6.2%
Total Advertising	$410,368	$459,627	-10.7%	$283,829	$338,507	-16.2%	$126,539	$121,121	4.5%

Memo: Digital-only							$87,327	$75,058	16.3%

Audience	272,163	273,361	-0.4%	197,065	199,638	-1.3%	75,098	73,723	1.9%
Other	32,383	37,761	-14.2%
Total Revenues	$714,914	$770,749	-7.2%

Advertising Statistics for Dailies:
Full Run ROP Linage				9,211.2	9,941.9	-7.3%

Millions of Preprints Distributed				1,855.8	2,327.7	-20.3%

Audience:
Daily Average Total Circulation*				1,482.0	1,627.9	-9.0%
Sunday Average Total Circulation*				2,212.6	2,463.0	-10.2%
Monthly Unique Visitors							55,226.7	42,955.3	28.6%

Columns may not add due to rounding

* Reflects total average circulation based upon number of days in period. Does not reflect AAM reported figures.

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CONTACT: Stephanie Zarate, Investor Relations Manager, 916-321-1931, szarate@mcclatchy.com